Exhibit 99.1

Designated Filer:	Warburg Pincus & Co.
Issuer & Ticker Symbol:	Bill Barrett Corporation (BBG)

Date of Event Requiring Statement:  December 9, 2008

Explanation of Responses:

(1)  The price reported in Column 4 is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $18.22 to $19.21, inclusive. The Reporting Persons (as defined below) undertake to provide to Bill Barrett Corporation, a Delaware corporation (the “Company”), any security holder of the Company, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the ranges set forth in this footnote 1 and in footnote 4 to this Form 4.

(2)  This Form 4 is filed on behalf of Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”), and an affiliated fund (collectively, “WP X”), Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), Warburg Pincus X, LLC, a Delaware limited liability company (“WP X LLC”), Warburg Pincus Private Equity VIII, L.P. (“WP VIII” and, together with WP X, the “Funds”), Warburg Pincus Partners, LLC, a New York limited liability company (“WPP LLC”), Warburg Pincus & Co., a New York general partnership (“WP”), and Warburg Pincus LLC, a New York limited liability company (“WP LLC” and, together with the Funds, WP X LP, WP X LLC, WPP LLC, and WP, the “Reporting Persons”).  The sole general partner of WP X is WP X LP.  WP X LLC is the sole general partner of WP X LP.  WPP LLC is the sole member of WP X LLC and the general partner of WP VIII.  WP LLC manages each of the Funds.  WP is the managing member of WPP LLC.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.

(3)  All of the shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company that are reported herein as acquired on December 9, 2008, were acquired by WP X.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WP X LP, WP X LLC, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of the shares of Common Stock that may be deemed to be beneficially owned by the Funds, and each of the Funds may be deemed to beneficially own the shares of Common Stock that may be deemed to be beneficially owned by each other. Each of WP X LP, WP X LLC, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of all shares of Common Stock that may be deemed to be beneficially owned by the Funds, except to the extent of any indirect pecuniary interest therein, and each of the Funds disclaims beneficial ownership of all shares of Common Stock that may be deemed to be beneficially owned by the other Funds. This Form 4 shall not be deemed an admission that any Reporting Person or any other person referred to herein is a beneficial owner of any shares of Common Stock for purposes of Section 16 of the Exchange Act or for any other purpose or that any Reporting Person or other person has an obligation to file this Form 4.

(4) The price reported in Column 4 is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $19.22 to $19.25, inclusive.